                                 EXHIBIT 11
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
               DURAMED PHARMACEUTICALS, INC. AND SUBSIDIARIES





                                                                       Year Ended December 31
                                                ------------------------------------------------------------
                                                    1995                      1994                   1993
                                                ------------              ------------           ------------
Primary:
Weighted average common shares
     outstanding                                 8,026,359                 7,815,808               6,725,659
Assumed conversion of preferred shares
     to common shares                                  ---                   746,590                 283,177
Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using the average market price             ---                 1,658,917               1,412,408
                                               -----------               -----------             -----------
Totals                                           8,026,359                10,248,315               8,421,244
                                               ===========               ===========             ===========

Net (loss) income                              ($1,113,687)               $9,550,867             $ 1,215,086
                                               ===========               ===========             ===========

Per share amount                                    ($0.14)              $       .93             $      .14
                                               ===========               ===========             ===========


Fully diluted:
Weighted average common shares
     outstanding                                 8,026,359                 7,815,808               6,725,659
Assumed conversion of preferred shares
     to common shares                                  ---                   746,590                 306,144
Net effect of dilutive stock options - based
     on the treasury stock method using the
     year-end market price, if higher than
     average market price                              ---                 1,947,297               2,004,031
                                               -----------               -----------             -----------


Totals                                           8,026,359                10,509,695               9,035,834
                                               ===========               ===========             ===========

Net (loss) income                              $(1,113,687)              $ 9,550,867             $ 1,215,086
                                               ===========               ===========             ===========

Per share amount                               $     (0.14)              $       .91             $       .13
                                               ===========               ===========             ===========

Recognition of outstanding stock options and warrants for the purpose of computing the weighted average number of common shares outstanding was not required for the year ended December 31, 1995 due to reported losses, as their effect would be anti-dilutive.